Exhibit 99.1

               Ohio Legacy Corp Announces Management Appointment

    WOOSTER, Ohio--(BUSINESS WIRE)--Jan. 17, 2006--Ohio Legacy Corp (NASDAQ:OLCB), parent company of Ohio Legacy Bank, N.A., announced today that in keeping with the succession plan first announced on May 5, 2005, that Mike Kramer has assumed the role of President and Chief Executive Officer. Mr. Kramer succeeds L. Dwight Douce, the founding President and Chief Executive Officer of the Company. Mr. Douce's services have been retained through an employment and consulting agreement.
    "Mike brings with him a wealth of experience and has demonstrated his value to the organization over the last seven months while serving as EVP/COO of the Company," said Dan Plumly, Chairman of the Board of Ohio Legacy Corp. "Mike is transitioning into the President and Chief Executive Officer role at a critical juncture in our Company's five-year history. He will be expected to continue the strong growth we've experienced while improving the overall earnings profile of the Company."
    Kramer joined the Company in May 2005. He has over 20 years of industry experience, most recently serving as Executive Vice President of Integra Bank Corporation in Evansville, Indiana, and prior to that as Senior Vice President and Manager of the Financial Institutions Division of Star Bancorp (now US Bank).

    ABOUT OHIO LEGACY CORP

    Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers through five full-service banking offices in Wooster, Canton, Millersburg and North Canton, Ohio.

    DISCLAIMER

    This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

    CONTACT: Ohio Legacy Corp
             Mike Kramer or Eric S. Nadeau, 330-263-1955 http://www.ohiolegacycorp.com